Exhibit 10.7

BIOLOGICS DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”), dated as of February 27, 2004, is made and executed by and between ACCENTIA, INC., a Florida corporation (“Accentia”) and McKESSON CORPORATION, a Delaware corporation (“McKesson”) based on the following facts and understandings:

WHEREAS, Accentia is a vertically integrated specialty pharmaceutical company engaged in the identification, acquisition, development and distribution of biologic products;

WHEREAS, Accentia and McKesson entered into a Forbearance Agreement dated as of December 9, 2003 and an Assumption of Debt and Security Agreement dated as of December 31, 2003 (the “Assumption Agreement”). The Recitals set forth in said agreements are incorporated herein by reference, provided that to the extent there is any irreconcilable inconsistency between the Recitals in the Forbearance Agreement and the Recitals in the Assumption of Debt and Security Agreement, the Recitals in the Assumption of Debt and Security Agreement shall control because it is the more recent of the two documents;

WHEREAS, Accentia desires to grant and convey and McKesson desires to acquire the exclusive rights to distribute all current and future biologic products developed or acquired by Accentia;

NOW THEREFORE, for fair and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Accentia and McKesson hereby agree as follows:

SECTION 1 Definitions: Interpretation

(a) All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Assumption of Debt and Security Agreement.

(b) As used in this Agreement (including the Preamble hereof), the following terms shall have the following meanings:

“Accentia” means Accentia, Inc, a Florida corporation together with all Majority Owned Subsidiaries of Accentia. On the date of this Agreement, the following are majority owned subsidiaries of Accentia: Teamm Pharmaceuticals, Inc, Analytica, Inc and Biovest International, Inc.

“Biologic Products” means products such as monoclonal antibodies, peptides, antigens for autologous cancer vaccines such as for non-Hodgkins lymphoma and renal cell carcinoma, cytokines, and viruses produced by mammalian cell culture techniques under an FDA license for commercialization.

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“Person” means an individual, corporation, partnership, joint venture, trust, unincorporated organization, governmental agency or authority, or any other entity of whatever nature.

“Net Revenue” means the gross proceeds received by Accentia from the sale of Biologic Products for use in the Territory less all returns, rebates, discounts, advertising allowances, Cost of Distribution and product cost.

“Territory” means the United States, Mexico, and Canada.

“FDA” means the U. S. Food and Drug Administration.

“Cost of Distribution” means all expenses, including but not limited to materials, direct labor, indirect labor and overhead determined in accordance with generally accepted accounting principals consistently applied that are paid or incurred by McKesson, or its affiliated entities, in providing services in connection with the distribution of Biologic Products under this Agreement. Any dispute regarding Cost of Distribution shall be resolved by mutual agreement of the parties and failing mutual agreement by arbitration in accordance with the Rules of the American Arbitration Association.

“Distribution Services” means any and all services relating to the distribution of Biologic Products performed by McKesson under this Agreement.

“Majority Owned Subsidiary of Accentia” means a subsidiary in which Accentia currently owns or hereafter acquires fifty-one per cent (51%) or more of the outstanding capital stock or equity interests (including membership interests in a limited liability company or partnership interests in a partnership or joint venture, etc.).

“Biologic Product Owned By Accentia” means any Biologic Product which is owned by Accentia by virtue of purchase, assignment, license or which is otherwise controlled by Accentia under agreement or joint venture.

SECTION 2 Exclusive Distributor

A. Distributor. Accentia hereby appoints McKesson and McKesson hereby agrees to serve as the exclusive distributor in the Territory for all Biologic Products Owned by Accentia during the Term of this Agreement. The forgoing appointment includes Biologic Products Owned by Accentia as of the date of this Agreement and all Biologic Products subsequently acquired by Accentia during the term of this Agreement. (“Distribution Rights”).

B. Refundable Deposit. McKesson shall remit to Accentia a non-interest bearing refundable deposit for the Distribution Rights in the amount of three million dollars ($3,000,000) (“Refundable Deposit”) upon execution of this Agreement. The Refundable Deposit shall be returned by Accentia to McKesson upon termination of this Agreement in accordance with Section 4 below. Upon termination, once McKesson receives repayment of the Refundable Deposit, McKesson will cease to have the exclusive distribution rights granted under this Agreement. So long as the Refundable Deposit is not repaid to McKesson in full, McKesson shall continue to have the exclusive right to distribute the Biologic Products, but shall be under no obligation to undertake any distribution efforts, though McKesson will continue to have a right to the Distributor Fee payable under this Agreement and to receive reimbursement for any Costs of Distribution. The retention of the exclusive right to distribute pending payment in full of the Refundable Deposit shall be in addition to, and not in lieu of, any other rights and remedies McKesson may have under this Agreement, any other agreement with Accentia or its affiliates and, applicable law.

SECTION 3 Fees

A. Distributor Fee. Accentia shall pay McKesson a monthly fee equal to five percent (5%) of all Net Revenue, as defined in Section 1 hereof, from the sale of all Biologic Products Owned By Accentia (“Distributor Fee”). The Distributor Fee shall be paid within twenty (20) days following the end of each calendar month and shall be accompanied by an accounting prepared by Accentia of all Net Revenue.

B. Reimbursement of Cost of Distribution. In addition to the Distributor Fee, Accentia shall reimburse McKesson for all Costs of Distribution, as defined in Section 1, hereof. McKesson shall monthly provide a detail invoice of the Cost of Distribution and Accentia shall pay all approved Cost of Distribution within twenty days of said Invoice.

C. Disposition of Ownership of Biologic Product. In the event Accentia sells, licenses or otherwise disposes of its ownership of any Biologic Product (“Disposition of Biologic Product”), Accentia shall pay McKesson a termination payment equal to five percent (5%) of the net consideration received at any time by Accentia from the sale, license or disposition of the Biologic Product for the Territory. The termination payment shall be paid in the same form and at the same time as received by Accentia from the disposition of the Biologic Product.

D. Disposition of Majority Owned Subsidiary. In the event any Majority Owned Subsidiary of Accentia which owns a Biologic Product then being distributed by McKesson ceases to be a Majority Owned Subsidiary of Accentia, Accentia shall pay to McKesson a termination payment equal to five percent (5%) of the lesser of: (i) 100% of the net consideration received by Accentia for the subsidiary; or (ii) the appraisal value of all of said subsidiary’s Biologic Products for the Territory. The appraisal shall be performed by an appraiser mutually selected by McKesson and Accentia and if the parties can not mutually agree upon the selection of an appraiser, McKesson and Accentia shall each appoint a separate appraiser, the two of whom shall mutually select a third appraiser. The third appraiser shall perform the appraisal. Notwithstanding the forgoing, no termination payment shall be payable upon the disposition of a Majority Owned Subsidiary of Accentia provided the Subsidiary agrees to continue the appointment of McKesson as the exclusive Distributor of all Biologic Products of said subsidiary in the Territory in form and substance acceptable to McKesson.

SECTION 4 Term and Termination.

This Agreement shall continue until the first to occur of: (i) mutual written termination executed by McKesson and Accentia; (ii) written notice of material breach which is not cured within thirty (30) days of said written notice of breach, provided the non-breaching party requests termination either in such written notice of material breach or in a later writing; (iii) 180 days after Accentia’s receipt of written communication from McKesson that McKesson wishes, in its sole and absolute discretion, to terminate the Distribution Agreement, and (iv) repurchase of the Distribution Rights by Accentia prior to FDA approval of the first product for a cash payment equal to the greater of (a) two times the amount of the Refundable Deposit or (b) 3% of the value of the shareholder’s equity of Accentia at the time of termination (the “Term”). In the event of termination pursuant to the preceding subsection (iv):

(a) In order to effectuate such termination, Accentia shall give McKesson not fewer than 30 calendar days’ notice of it’s intention to repurchase the Distribution Rights pursuant to this Section 4(iv);

(b) In the interim, the parties shall negotiate in good faith the value of Accentia’s shareholder’s equity.

(c) If at the time notice of intent to repurchase is given, Accentia’s stock is publicly traded, the value of Accentia’s shareholders equity shall be based on the highest share price of Accentia’s common stock at any time commencing from the date that is 15 calendar days prior to the earlier of the giving of the notice of the intent to repurchase, and the date upon which there is a public disclosure that Accentia intends to repurchase the Distribution Rights, through the date of the closing of Accentia’s repurchase of the Distribution Rights from McKesson.

(d) If at the time notice of intent to repurchase is given, Accentia’s stock is not publicly traded, the value of Accentia’s shareholders equity shall be determined by mutual agreement.

(e) Any dispute regarding the value of the shareholder equity shall be resolved by mutual agreement of the parties and failing mutual agreement by arbitration in accordance with the Rules of the American Arbitration Association.

In the event the Distribution Agreement is terminated pursuant to Section 4(iv) of this Agreement, the payment of the repurchase price under this Agreement shall be in lieu of the return of the Refundable Deposit.

SECTION 5 Amendments to Forbearance and Assumption Agreements

A. Net Sales Based Fee The parties hereby amend the Forbearance Agreement and the Assumption Agreement to eliminate any obligation on the part of Accentia or any Majority Owned Subsidiary of Accentia to pay a Net Sales based Fee based on any Biologic Products Owned by Accentia other than the Distributor Fees and the reimbursement of the Cost of Distribution as provided herein.

B. Definition of “Obligations.” The term “Obligations” as defined in the Assumption Agreement shall be amended to add the payment and performance by

Accentia of all of its obligations set forth in this Agreement. It is the expectation and intention that all assets of Accentia shall secure the payment and performance by Accentia of this Agreement and that the grant of such liens and security interests shall be and hereby is reaffirmed as securing all the “Obligations” as defined in the Assumption Agreement and as such term is amended in this Distribution Agreement.

SECTION 6 Representations and Warranties

A. Accentia represents and warrants to McKesson that:

(a) Accentia is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida and has all requisite power and authority , to execute, deliver and perform its obligations under this Agreement.

(b) The execution, delivery and performance by Accentia of this Agreement have been duly authorized by all necessary action of Accentia, and this Agreement constitutes the legal, valid and binding obligation of Accentia.

(c) No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental authority or agency, or approval or consent of any other Person, is required for the due execution, delivery or performance by Accentia of this Agreement.

(d) Distribution of Biologic Products hereunder is subject to and conditioned upon the following: (i) terms and provisions of this Agreement and (ii) applicable rules, regulations and requirements, including but not limited to the rules, regulations and requirements of the FDA, regarding the distribution, handling, manufacture, sale or use or otherwise applicable to the Biologic Products.

B. McKesson represents and warrants to Accentia that:

(a) McKesson is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(b) The execution, delivery and performance by McKesson of this Agreement have been duly authorized by all necessary action and this Agreement constitutes the legal, valid and binding obligation of McKesson.

(c) Distribution of Biologic products hereunder is subject to and conditioned upon the following: (i) terms and provisions of this Agreement and (ii) applicable rules, regulations and requirements, including but not limited to the rules, regulations and requirements of the FDA, regarding the distribution, handling, manufacture, sale or use or otherwise applicable to the Biologic Products.

SECTION 7 Covenants

(a) Accentia shall deliver to McKesson not later than the 30th day after each fiscal quarter during the term hereof consolidated income statements, balance sheets and statements of cash flow, each prepared in accordance with GAAP.

(b) Accentia shall deliver to McKesson a copy of any and all reports, statements, business plans, and other documentation, which it (or any of it Majority Owned Subsidiaries) provides to any of its (or their) shareholders and such deliveries to McKesson shall be contemporaneous with the deliveries to such shareholders.

(c) Accentia shall appear in and defend any action, suit or proceeding which may affect to a material extent its title to, or right or interest in, or McKesson’s rights to distribute the Biologic Products for use in the Territory and shall do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Biologic Products. In the event Accentia shall fail to appear in and defend andy action, suit or proceeding as required in this subsection 7(c), or if such appearance or defense in the reasonable belief of McKesson is inadequate, then McKesson’ may undertake such appearance and/or defense, and hire professionals in connection therewith, and Accentia shall indemnify and hold McKesson harmless for the cost thereof.

(d) Accentia shall comply in all material respects with all laws, regulations and ordinances, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the Biologic Products.

(e) Accentia agrees to defend, indemnify and hold McKesson harmless against any claims, liability or expense whatsoever, including counsel fees, and compensatory, multiple, exemplary and punitive damages, and fines, alleged to have arisen through the purchase, use, consumption or recall of the Biologic Products, whether involving a defect in the product, its labeling or packaging, unless and until it is proven to be due to McKesson’s negligent handling of the products after shipment by Accentia. Accentia agrees that the laws of California shall apply to any such proceeding, and agrees to submit to the jurisdiction of the Superior Court of the State of California for the County of San Francisco in any action brought pursuant to this paragraph 7(e). Accentia expressly waves all claims of lack of personal jurisdiction and inconvenient forum in any such proceeding brought before that court.

(f) Before requesting McKesson to perform any services hereunder, Accentia shall carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies, general liability insurance in an amount of not less than five million dollars ($5,000,000). Such policy shall provide broad form vendors coverage naming McKesson Corporation and its subsidiaries as additional insureds and also provide blanket contractual liability insuring paragraph 7 (e) hereof. Insurance shall be primary and collectible regardless of whether other valid and collectible insurance is available to McKesson and its subsidiaries. Such insurance shall also provide for written 30 day notice to McKesson of cancellation and list parent company and all subsidiaries/divisions of Accentia, if any, covered by the policy. Accentia shall cause its insurance agent or company to furnish to McKesson annually a certificate of insurance evidencing the insurance required hereunder to the following address:

McKesson Corporation

One Post Street

San Francisco, CA 94104-5296

Attn: Business Information Services

(g) Accentia shall permit McKesson at all reasonable times to inspect its books and records for the specific and limited purpose of verifying Accentia’s calculation of Net Revenue.

SECTION 8 Notices

All notices or other communications hereunder shall be in writing (including by facsimile transmission) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses or facsimile numbers set forth below their names on the signature pages hereof, or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other parties hereto. All such notices and other communications shall be deemed to be delivered when a record (within the meaning of the UCC) has been (i) delivered by hand; (ii) sent by mail upon the earlier of the date of receipt or five business days after deposit in the mail, first class (or air mail as to communications sent to or from the United States); or (iii) sent by facsimile transmission.

SECTION 9 No Waiver; Cumulative Remedies

No failure on the part of either party hereto to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available.

SECTION 10 Binding Effect

This Agreement shall be binding upon, inure to the benefit of and be enforceable by Accentia and McKesson and their respective successors and assigns and shall bind any Person who becomes bound as a debtor to this Agreement. No party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of the other parties hereto. Any such purported assignment, transfer, hypothecation or other conveyance without the prior express written consent of the other parties shall be void.

SECTION 11 Governing Law This Agreement shall be governed by, and construed in accordance with, the law of the State of Florida, except as required by mandatory provisions of law

SECTION 12 Entire Agreement: Amendment This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall not be amended except by the written agreement of the parties.

SECTION 13 Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

SECTION 14 Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

ACCENTIA, INC.

By:	/s/ Frank O’ Donnell
Print Name: Frank O’ Donnell, M.D.
Title Chairman & CEO

MCKESSON CORPORATION

By:	/s/ Ana Schrank
Print Name: Ana Schrank
Title: VP, Financial Services

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